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                              CERTIFICATE OF AMENDMENT
                                         OF
                       RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                                  IPRINT.COM, INC.


     iPrint.com, inc., a Delaware corporation (the "Corporation"), hereby certifies:

     1. That the Corporation's Board of Directors has duly adopted the following resolutions:

          RESOLVED, that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation is hereby amended to read in full as follows:

               FOURTH:   The total number of shares of all classes of stock
               which the Corporation shall have the authority to issue is 102,000,000 consisting of 100,000,000 shares of Common Stock, par value one-tenth of one cent ($0.001) per share (the "Common Stock") and 2,000,000 shares of Preferred Stock, par value one-tenth of one cent ($0.001) per share (the "Preferred Stock").

     2. That the proposed amendment has been duly adopted by the Corporation's Board of Directors and sole stockholder in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by a duly authorized officer on this _____ day of February, 2000.


                                               IPRINT.COM, INC.



                                               By:
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